SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                         PRG-Schultz International, Inc.
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

                                   69357C 10 7
                                 (CUSIP Number)

B. Joseph Alley, Jr., Esq.                              Curtis Swinson, Esq.
 Arnall Golden Gregory LLP                        Malouf Lynch Jackson & Swinson
 2800 One Atlantic Center                             600 Preston Common East
1201 West Peachtree Street                              8115 Preston Road
Atlanta, Georgia 30309-3450                          Dallas, Texas 75225-6342


            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 March 27, 2002
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act, (however, see the Notes).

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                     Andrew H. Schultz
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                  (a) [X]
                                                                       (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                              00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


5    Check Box if Disclosure of Legal Proceedings is                     [   ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                             United States
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                            1,299,414
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                  4,701,699(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                            1,299,414

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                            4,701,699(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                          6,252,856(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [   ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                           9.8 percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    IN

================================================================================


(1) Includes 3,418,259 shares held by The Andrew H. Schultz Irrevocable Trust of which Mr. Schultz is the trustee and beneficiary. Also includes 6,901 shares held by The A. H. Schultz HHS (2001) GST Trust and 6,901 shares held by The A. H. Schultz LVS (2001) GST Trust, as to both of which Mr. Schultz is the trustee and beneficiary. Also includes 634,819 shares held by The HHS Charitable Lead Trust and 634,819 shares held by The LVS Charitable Lead Trust, as to both of which Mr. Schultz serves as a co-trustee.

================================================================================
1   Name of Reporting Persons
    I.R.S. Identification Nos. of Above Persons
                                   The A.H. Schultz HHS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group                    (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal  Proceedings is
     Required Pursuant to Items 2(d) or 2(e)                              [  ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                            Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                       0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                         6,901

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                       0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                   6,901

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                             6,901 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                        [  ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
                                 Less than one percent

--------------------------------------------------------------------------------
14        Type of Reporting Person
                                                    OO

================================================================================


(1) Mr. Andrew H. Schultz is the trustee and beneficiary of The A.H. Schultz HHS (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                     The A.H. Schultz LVS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                  (a) [X]
                                                                       (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings
     is Required Pursuant to Items 2(d) or 2(e)                            [  ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                        0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH   Shared Voting Power
     REPORTING PERSON WITH                                          6,901

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                        0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                    6,901

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                             6,901 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row                              [  ]
     (11) Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                 Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================


(1)  Mr. Andrew H. Schultz is the trustee and beneficiary of The A.H Schultz LVS
     (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                              Harold Berman
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a) [X]
                                                                         (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                      [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                   0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                         0

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                   0
----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                   0(1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  0(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [  ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                  0

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                  IN

================================================================================


(1) In March 2002, Mr. Harold Berman resigned as trustee of The HHS Charitable Lead Annuity Trust, The LVS Charitable Lead Annuity Trust, The D.A. Schultz HHS (2001) GST Trust, The J.S. Romaner HHS (2001) GST Trust, The A.H. Schultz HHS (2001) GST Trust, The D.A. Schultz LVS (2001) GST Trust, The J.S. Romaner LVS (2001) GST Trust and The A.H. Schultz LVS (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                  The HHS Charitable Lead Annuity Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                   (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                       [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                      0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                      634,819(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                      0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive PoweR
                                                                634,819(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                           634,819 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11                          [  ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                 Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================


(1) Messrs. Andrew H. Schultz and Daniel A. Schultz and Ms. Jaynie Romaner serve as co-trustees.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                     Daniel A. Schultz
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                   (a) [X]
                                                                        (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is Required              [  ]
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                          0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                        2,421,702(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                          0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                  2,421,702(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                         2,421,702 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [  ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                           3.8 percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    IN

================================================================================


(1) Mr. Daniel A. Schultz is the trustee and beneficiary of The D.A. Schultz HHS (2001) GST Trust and The D.A. Schultz LVS (2001) GST Trust, which each own 576,032 shares. Mr. Schultz is also co-trustee of The HHS Charitable Lead Trust and LVS Charitable Lead Trust, which each own 634,819 shares.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                     Jaynie Schultz Romaner
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                  (a) [X]
                                                                       (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                        0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                      2,421,702(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                        0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                2,421,702(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                          2,421,702(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                          [  ]
     Excludes Certain Shares


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                           3.8 percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    IN

================================================================================

(1) Ms. Jaynie Schultz Romaner is the trustee and beneficiary of The J.S. Romaner HHS (2001) GST Trust and The J.S. Romaner LVS (2001) GST Trust, which each own 576,032 shares. Ms. Romaner is also co-trustee of The HHS Charitable Lead Trust and LVS Charitable Lead Trust, which each own 634,819 shares.

================================================================================
     I.R.S. Identification Nos. of Above Persons
                                     The LVS Charitable Lead Annuity Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                   (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                                 Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                    0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                    634,819(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                    0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                              634,819(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                           634,819 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [   ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                 Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================

(1) Messrs. Andrew H. Schultz and Daniel Schultz and Ms. Jaynie Schultz Romaner are co-trustees of The LVS Charitable Lead Annuity Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                The D.A. Schultz HHS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                      (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                               Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                        0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH   Shared Voting Power
     REPORTING PERSON WITH                                        576,032(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                        0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                  576,032(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                           576,032 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [   ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                              Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================


(1) Mr. Daniel A. Schultz is the trustee and beneficiary of The D.A. Schultz HHS (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                 The J.S. Romaner HHS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                    (a) [X]
                                                                         (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                               00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                            Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                        0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                       576,032(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                       0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                 576,032(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                           576,032 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                        [   ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                              Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================


(1) Ms. Jaynie Schultz Romaner is the trustee and beneficiary of The J.S. Romaner HHS (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                  The D.A. Schultz LVS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                   (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                                    00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                            Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                        0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                        576,032(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                        0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                  576,032(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                      576,032 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                         [   ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                            Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                               OO

================================================================================


(1) Mr. Daniel A. Schultz is the trustee and beneficiary of The D.A. Schultz LVS (2001) GST Trust.

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons
                                The J.S. Romaner LVS (2001) GST Trust
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group                  (a) [x]
                                                                       (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4    Source of Funds
                                               00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                        [  ]
     Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
6    Citizenship or Place of Organization
                                            Texas
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
7                                      Sole Voting Power
                                                                      0
     NUMBER OF SHARES
----------                             -----------------------------------------
----------                             -----------------------------------------
8    BENEFICIALLY OWNED BY EACH        Shared Voting Power
     REPORTING PERSON WITH                                      576,032(1)

----------                             -----------------------------------------
----------                             -----------------------------------------
9                                      Sole Dispositive Power
                                                                      0

----------                             -----------------------------------------
----------                             -----------------------------------------
10                                     Shared Dispositive Power
                                                                576,032(1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting Person
                                           576,032 (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                        [  ]
     Excludes Certain Shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                 Less than one percent

--------------------------------------------------------------------------------
14   Type of Reporting Person
                                                    OO

================================================================================


(1) Ms. Jaynie Schultz Romaner is the trustee and beneficiary of The J.S. Romaner LVS (2001) GST Trust.

ITEM 4.  PURPOSE OF TRANSACTION

     This Amendment No. 2 amends the Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on February 4, 2002 as amended on February 22, 2002 by Howard Schultz, Andrew H. Schultz, Andrew H. Schultz Irrevocable Trust, Leslie Schultz, Nate Levine, Arthur N. Budge, Jr., Harold Berman, The Zachary Herman Schultz Trust, The Gabriella Schultz Trust, The Samuel Joel Schultz Trust, The HHS Charitable Lead Annuity Trust, The LVS Charitable Lead Annuity Trust, The D.A. Schultz HHS (2001) GST Trust, The J.S. Romaner HHS (2001) GST Trust, The A.H. Schultz HHS (2001) GST
Trust, The D.A. Schultz LVS (2001) GST Trust, The J.S. Romaner LVS (2001) GST Trust and The A.H. Schultz LVS (2001) GST Trust (collectively, the "Reporting Persons").

     This amendment to the Schedule 13D relates to the resignation of Harold Berman as Trustee of The A.H. Schultz, HHS (2001) GST Trust, The A.H. Schultz, LVS (2001) GST Trust, The HHS Charitable Lead Annuity Trust, The LVS Charitable Lead Annuity Trust, The D.A. Schultz HHS (2001) GST Trust, The J.S. Romaner HHS
(2001) GST Trust, The D.A. Schultz LVS (2001) GST Trust and The J.S. Romaner LVS
(2001) GST and the appointment of Andrew Schultz as Trustee of The A.H. Schultz HHS (2001) GST Trust and The A.H. Schultz, LVS (2001) GST Trust, the appointment of Jaynie Schultz Romaner as Trustee of the J.S. Romaner, HHS (2001) GST Trust and The J.S. Romaner, LVS (2001) GST Trust, the appointment of Daniel Schultz as Trustee of The D.A. Schultz HHS (2001) GST Trust and the D.A. Schultz LVS (2001) GST Trust and the appointment of Andrew Schultz, Daniel Schultz and Jaynie Schultz Romaner as co-trustees of The HHS Charitable Lead Trust and The LVS Charitable Lead Trust. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

See Item 3 of the Schedule 13D.

     (a)-(j) None.

     In connection with the HSA-Texas acquisition, the size of the PRG-Schultz board of directors was expanded from 9 to 13 members. Howard Schultz serves as the chairman of the board of directors and Andrew H. Schultz, Arthur N. Budge, Jr., and Nate Levine serve as directors of PRG-Schultz.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     (a)-(b) See Items 7-13 of the cover pages.

     (c) See Item 4 above. No other transactions in PRG-Schultz' securities have been effected by an individual named in Item 2 of the Schedule 13D within the last sixty days, except those reported in the Schedule 13D.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sales of, the securities of PRG-Schultz.

     (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     See item 6 of Amendment No. 1 to Schedule 13D filed on February 21, 2002.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

          99.1 Asset Agreement (incorporated herein by reference to Annex A to PRG-Schultz's Definitive Proxy Statement filed on December 20,
               2001).
          99.2 Stock Agreement (incorporated herein by reference to Annex B to PRG-Schultz's Definitive Proxy Statement filed on December 20,
               2001).
          99.3 Shareholder Agreement (incorporated by reference to Exhibit 10.3 filed with PRG-Schultz's Registration Statement on Form S-4 (333-69142) filed on September 7, 2001).
          99.4 Registration  Rights  Agreement  (incorporated  by  reference  to
               Exhibit 10.2 filed with PRG-Schultz's Registration Statement on Form S-4 (333-69142) filed on September 7, 2001).
          99.5 Stock Purchase Agreement between Blum Strategic Partners II, L.P. and certain entities and individuals dated February 21, 2002 (incorporated by reference to Exhibit 99.5 of Amendment No. 1 to
               Schedule 13D filed on February 21, 2002).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  April 12, 2002


                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         Andrew H. Schultz

                                         /s/ Harold Berman
                                         _______________________________________
                                         Harold Berman

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         Daniel A. Schultz

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         Jaynie Schultz Romaner



                                         A.H. Schultz HHS (2001) GST Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz , Trustee



                                         A.H. Schultz LVS (2001) GST Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz , Trustee



                                         The HHS Charitable Lead Annuity Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz, Trustee

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee



                                         The LVS Charitable Lead Annuity Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz, Trustee

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee



                                         The D.A. Schultz HHS (2001) GST Trust

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee



                                         The J.S. Romaner HHS (2001) GST Trust

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee

                             JOINT FILING AGREEMENT


The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.


Dated:  April 16, 2002


                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         Andrew H. Schultz

                                         /s/ Harold Berman
                                         _______________________________________
                                         Harold Berman

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         Daniel A. Schultz

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         Jaynie Schultz Romaner



                                         A.H. Schultz HHS (2001) GST Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz , Trustee



                                         A.H. Schultz LVS (2001) GST Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz , Trustee



                                         The HHS Charitable Lead Annuity Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz, Trustee

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee



                                         The LVS Charitable Lead Annuity Trust

                                         /s/ Andrew H. Schultz
                                         _______________________________________
                                         By:  Andrew H. Schultz, Trustee

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee



                                         The D.A. Schultz HHS (2001) GST Trust

                                         /s/ Daniel A. Schultz
                                         _______________________________________
                                         By:  Daniel A. Schultz, Trustee



                                         The J.S. Romaner HHS (2001) GST Trust

                                         /s/ Jaynie Schultz Romaner
                                         _______________________________________
                                         By:  Jaynie Schultz Romaner, Trustee



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